 EXHIBIT 99.1

 Sun Files Registration Statements for Selling Shareholders
and for Future Offering

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     Irvine, Calif. (June 30, 2006) - Sun Healthcare Group, Inc. (NASDAQ NM: SUNH) announced that it has filed registration statements with the Securities and Exchange Commission to register securities.

     One of the registration statements relates to Sun's obligation to register the possible resale of the common stock of Sun issued to the former stockholders of Peak Medical Corporation in connection with Sun's acquisition of Peak in December 2005.  Although the registration statement is being filed now, the former stockholders of Peak cannot sell their shares of Sun's common stock until after Dec. 8, 2006 pursuant to the terms of the Peak acquisition agreements.  In addition, the largest former stockholders of Peak (RFE Investment Partners V, L.P., RFE VI SBIC, L.P. and DFW Capital Partners, L.P.), which collectively received 90.6 percent of the shares issued in the Peak acquisition, may only sell shares in amounts previously agreed with and disclosed by Sun.

     Sun has also filed a shelf registration statement relating to the possible sale from time to time of up to $150.0 million of debt or equity.  Sun has no current plans to issue any of these securities at this time but may do so in the future.

About Sun Healthcare Group, Inc.

 Sun Healthcare Group, Inc., with executive offices located in Irvine, California, owns SunBridge Healthcare Corporation and other affiliated companies that operate long-term and postacute care facilities in many states. In addition, the Sun Healthcare Group family of companies provides therapy through SunDance Rehabilitation Corporation, medical staffing through CareerStaff Unlimited, Inc. and home care through SunPlus Home Health Services, Inc.